Exhibit 21.1

Subsidiaries of Penn Virginia GP Holdings, L.P.

Penn Virginia Resource GP, LLC, a Delaware limited liability company

Penn Virginia Resource Partners, L.P., a Delaware limited partnership

Penn Virginia Operating Co., LLC, a Delaware limited liability company

K Rail LLC, a Delaware limited liability company

Loadout LLC, a Delaware limited liability company

Wise LLC, a Delaware limited liability company

Fieldcrest Resources LLC, a Delaware limited liability company

Suncrest Resources LLC, a Delaware limited liability company

Toney Fork LLC, a Delaware limited liability company

PVR Midstream LLC, a Delaware limited liability company